Exhibit 99.1

                                                                   News Release

Contacts:

Scott N. Greenberg            Sharon Esposito-Mayer          Ann M. Blank
Chief Executive Officer       Chief Financial Officer        Investor Relations
(410) 379-3640                (410) 379-3636                 (410) 379-3725

 GP Strategies Announces Completion of Acquisition of Sandy Corporation from ADP

Elkridge, MD. January 25, 2007. Global performance improvement solutions provider General Physics Corporation (GP), the operating subsidiary of GP Strategies Corporation (NYSE: GPX), announced today that on January 23, 2007 it completed its previously announced acquisition of certain operating assets and the business of Sandy Corporation (Sandy), a leader in custom product sales training and part of the ADP Dealer Services division of Automatic Data Processing, Inc. (NYSE:ADP). The purchase price at closing was $11.7 million, which consisted of $5.2 million in cash paid to ADP out of GP's cash on hand and approximately $6.5 million of liabilities assumed by GP to complete contracts. In addition, GP may be required to pay ADP up to an additional $8.0 million, contingent upon Sandy achieving certain revenue targets (as defined in the purchase agreement) during the two twelve month periods following the completion of the acquisition.

Sandy offers custom sales training and print-based and electronic publications primarily to the automotive industry and generates approximately $60 million of revenue on an annual basis. The acquisition of Sandy will enhance GP's existing service offerings by adding custom product sales training to its offering mix. Sandy has an exceptional reputation for providing dealership product sales training solutions to manufacturers in the U.S. automotive industry, a market Sandy has served for over 30 years. GP will support the needs of Sandy's current customers and intends to support the expansion of Sandy's solutions offerings worldwide and offer Sandy's unique innovative solutions to existing clients of GP. This acquisition is consistent with GP's strategy of being a full-service provider of custom learning solutions to Fortune 500, government and other commercial industries.

An important feature of this acquisition is that Sandy remains fully staffed to continue delivering client services with the same creative teams and the same leadership. Sandy was acquired as a complete business unit with all the leadership and management intact. Fred Strickland will continue as President. Dave Gugala and Ernie Graham will continue to lead the marketing and creative operations, and Michael Tuson will continue to manage the Finance team for Sandy. This approach is consistent with GP's commitment to delivering quality services and superior customer satisfaction.

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Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on Friday, January 26. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the conference call will be 888-633-3324, using conference ID number 7500812.

About GP
GP is the principal operating subsidiary of GP Strategies Corporation (NYSE:
GPX). GP is a global performance improvement solutions provider of training and e-Learning solutions, management consulting and engineering services. GP's solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We use words such as "expects", "intends", "believes", "may", "will" and "anticipates" to indicate forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, but not limited to, those factors set forth under Item 1A, Risk Factors, in our 2005 Annual Report on Form 10-K and those other risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the effect, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ from those expressed or implied by these forward-looking statements.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report.

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